Exhibit 1.(5)(b)


                    LIBERTY LIFE ASSURANCE COMPANY OF BOSTON
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LAST SURVIVOR   This is a Joint and Last Survivor Benefit Agreement. The Death
DEATH BENEFIT   Benefit for this Agreement is payable if the surviving Insured
AGREEMENT       dies while the contract to which this Agreement is attached is in force and before the Maturity Date. The surviving Insured is the Insured who is living upon the death of the other Insured under this contract. No Death Benefit is payable under the contract upon the death of the first Insured. This Agreement is nonparticipating and is not eligible for dividends.

                This Agreement amends the following provisions of Your contract:

                The Attained Age is an Insured's age on his or her last birthday. The Maturity Date provision will be based upon the Attained Age of the younger Insured.

                THE BENEFIT

                In determining the Death Benefit, the applicable percentage of the Account Value is based upon the Attained Age of the younger Insured.

                REINSTATEMENT

                You may reinstate Your contract subject to the Reinstatement provision of the contract and if both Insureds are alive, or if one Insured is alive and the lapse occurred after the death of the first Insured.

                MISSTATEMENT OF AGE OR SEX, ASSIGNMENT

                The Misstatement of Age or Sex and Assignment provisions of Your contract apply to either Insured.

                OWNER

                During the lifetime of both Insureds, the rights and privileges stated in this contract may be exercised only by the Owner.

                BENEFICIARY

                The Beneficiary is as named in the application on the Contract Date, and may be changed from time to time. The interest of any Beneficiary who dies before the surviving Insured will terminate at the death of that Beneficiary.

                If no Beneficiary designation is in effect at the surviving Insured's death, or if there is no designated Beneficiary then living, You will be the Beneficiary. However, if the surviving Insured was the Owner, the executors or administrators of the Insured's estate will be the Beneficiary.

                CHANGE OF OWNERSHIP OR BENEFICIARY

                You may change the Owner or any Beneficiary by Written Request during the lifetime of either Insured. The change will take effect as of the date the request is signed after We acknowledge receipt in writing, whether or not You or an Insured are living at the time of acknowledgment. The change will be subject to any assignment, and to any payment made or action taken by Us before acknowledgment.

                INCONTESTABILITY AFTER TWO YEARS

                The Incontestability After Two Years provision of Your contract applies to both Insureds.

                Before the end of the second year from the Contract Date, We will send a notice to You requesting notification of the death of any Insured. Failure to notify Us of the death of either Insured will not avoid a contest of this contract.

                SUICIDE WITHIN TWO YEARS

                The Suicide Within Two Years provision of Your contract applies to either Insured.

                COST OF INSURANCE RATE

                The Cost of Insurance Rate is based on the Attained Age, sex and rating classification of both Insureds. The Guaranteed Monthly Maximum Cost of Insurance Rates are replaced with page 3 of this Agreement.

                ACCELERATED DEATH BENEFIT

                After the death of the first Insured, the Death Benefit may be accelerated, subject to the conditions of the Accelerated Death Benefit provision.

                PAYMENT OF PROCEEDS

                The Proceeds of this contract will be subject first to the interest of an assignee, to whom payment will be made in one sum. We will pay any remaining Proceeds to You before the surviving Insured's death, and to the Beneficiary after the surviving Insured's death.

                Payment to the Beneficiary will be made only if We receive proof, satisfactory to Us, of the death of both Insureds. Unless otherwise provided, payment will be made in equal shares to those Beneficiaries entitled to receive the Proceeds.

                TERMINATION

                This Agreement will terminate on the earliest of:

                (1) the date of death of the surviving Insured;
                (2) the date any Monthly Deduction, Cost of Insurance Charge or premium due for the contract remains unpaid at the end of its Grace Period; or
                (3) the date the contract matures; is surrendered; or terminates for any reason.

                THIS AGREEMENT AND THE CONTRACT

                This Agreement is made a part of your contract if We have listed it on the Contract Information page.

                EFFECTIVE DATE

                This Agreement takes effect on the Contract Date shown on the Contract Information page.


                                                 /s/ Edmund F. Kelly
                                                 PRESIDENT


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



           TABLE OF GUARANTEED MONTHLY MAXIMUM COST OF INSURANCE RATES
                   PER $1,000 OF INSURANCE NET AMOUNT OF RISK

      [MALE] [STANDARD] [NON-TOBACCO] ISSUE AGE [65] / [FEMALE] [STANDARD]
                          [NON-TOBACCO] ISSUE AGE [65]


Attained     Monthly Cost of     Attained       Monthly Cost of       Attained      Monthly Cost of
  Age         Insurance Rate        Age          Insurance Rate          Age         Insurance Rate

   0                -               35                 -                 70              0.5020
   1                -               36                 -                 71              0.6663
   2                -               37                 -                 72              0.8666
   3                -               38                 -                 73              1.1163
   4                -               39                 -                 74              1.4171

   5                -               40                 -                 75              1.7732
   6                -               41                 -                 76              2.1831
   7                -               42                 -                 77              2.6479
   8                -               43                 -                 78              3.1709
   9                -               44                 -                 79              3.7616

   10               -               45                 -                 80              4.4380
   11               -               46                 -                 81              5.2163
   12               -               47                 -                 82              6.1130
   13               -               48                 -                 83              7.1314
   14               -               49                 -                 84              8.2628

   15               -               50                 -                 85              9.4909
   16               -               51                 -                 86             10.8022
   17               -               52                 -                 87             12.1851
   18               -               53                 -                 88             13.6300
   19               -               54                 -                 89             15.1452

   20               -               55                 -                 90             16.7381
   21               -               56                 -                 91             18.4406
   22               -               57                 -                 92             20.3084
   23               -               58                 -                 93             22.4784
   24               -               59                 -                 94             25.2634

   25               -               60                 -                 95             29.2770
   26               -               61                 -                 96             35.7275
   27               -               62                 -                 97             46.8583
   28               -               63                 -                 98             66.0868
   29               -               64                 -                 99             81.9135

   30               -               65               0.0267
   31               -               66               0.0884
   32               -               67               0.1642
   33               -               68               0.2559
   34               -               69               0.3660

For the purposes of this table, Attained Age is based upon the age of the younger Insured.


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